FOR IMMEDIATE RELEASE

NORDSON CORPORATION SELLS ITS FIBER SYSTEMS GROUP
TO SAURER LTD.

WESTLAKE, Ohio – October 13, 2006 – Nordson Corporation (Nasdaq: NDSN) today announced that it has sold its Fiber Systems Group to Saurer Ltd.’s business unit, Neumag, which offers a wide range of turnkey systems for the production of nonwovens. Terms of the purchase were not disclosed.

Based in Dawsonville, GA, the Fiber Systems Group manufactures systems used in the production of nonwoven fibers. Nordson acquired the business as part of its purchase of
J & M Laboratories Inc. in 1998. With Nordson’s meltblown technologies, Neumag strengthens its position in spunbond and composite structures by integrating the spunbond technology and adding stand alone meltblown solutions.

“Exiting the fiber systems business will allow Nordson to better concentrate our activities on our other businesses within the Adhesive Dispensing segment, increase investments that will enhance our ability to better serve our customers on a global level and continue to add value for our shareholders,” said Edward P. Campbell, Nordson Corporation chairman and chief executive officer.

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Nordson Corporation Sells Fiber Systems Group to Saurer Ltd.
October 13, 2006

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 3,600 employees worldwide, and direct operations and sales support offices in 30 countries.

Saurer is a global industrial company with leading positions in its two core businesses textile machinery and transmission systems. Saurer Textile Solutions is the world market leader for full-service solutions in textile machinery for yarn making, embroidery and nonwovens. Saurer Transmission Systems is the preferred supplier of heavy duty transmissions, components and complete systems. Saurer generates revenue of some
2 billion Euro with approximately 12,000 employees worldwide.

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Media Contacts:

Nordson Corporation Derrick Johnson, Director Corporate Communications Westlake, OH, USA 440.506.1912	Neumag / Saurer Martin Rademacher Corporate Communications Neumunster, Germany 49 4321 305 527

djohnson@nordson.com martin.rademacher@neumag.saurer.com